  As filed with the Securities and Exchange Commission on April 5, 1995

                                                       Registration No. 33-57707

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ______________


                                AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                           ________________________


                               THE ROUSE COMPANY
            (Exact name of registrant as specified in its charter)

       MARYLAND                                                 52-0735512
(State of Incorporation)                                     (I.R.S. Employer
                                                             Identification No.)


                               The Rouse Company
                         10275 Little Patuxent Parkway
                        Columbia, Maryland  21044-3456
                                (410) 992-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               _________________

                              Richard G. McCauley
                            Senior Vice-President,
                         General Counsel and Secretary
                               The Rouse Company
                         10275 Little Patuxent Parkway
                         Columbia, Maryland 21044-3456
                                (410) 992-6000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
       Larry P. Scriggins, Esquire                 Miroslav M. Fajt, Esquire
       Piper & Marbury                             Haythe & Curley
       36 South Charles Street                     237 Park Avenue
       Baltimore, Maryland  21201                  New York, New York  10017
       (410) 539-2530                              (212) 880-6000

           ---------------------------------------------------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

           ---------------------------------------------------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                  SUBJECT TO COMPLETION, DATED APRIL 5, 1995
PROSPECTUS
- --------------------------------------------------------------------------------

                                480,168 Shares

                               THE ROUSE COMPANY

                     Series A Convertible Preferred Stock
                   (Liquidation Preference $50.00 Per Share)
- --------------------------------------------------------------------------------

     The shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of The Rouse Company (the "Company") covered by this Prospectus are outstanding shares of Series A Preferred Stock. The shares of Series A Preferred Stock or shares of Common Stock into which they may be converted are to be offered and sold from time to time after the date of this Prospectus by certain stockholders of the Company named herein under "Selling Stockholders."

     The shares may be sold through brokers or to dealers in the over-the-counter market or in negotiated transactions or otherwise, in each case at prices satisfactory to the Selling Stockholders. Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares of Series A Preferred Stock. See "Plan of Distribution."

     The brokers or dealers through or to whom the shares of the Company's Series A Preferred Stock or Common Stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation.

     The Company will receive no part of the proceeds from the sale of the shares. The Selling Stockholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the cost of preparing the Registration Statement and Prospectus and all filing fees and legal and accounting expenses in connection with registration under federal and state securities laws. Such expenses are estimated to be $37,155.

     The Series A Preferred Stock is traded in the NASDAQ National Market System under the symbol "ROUSP." The last sale on April 3, 1995 as reported in The Wall Street Journal (Eastern Edition) was $51.00.

- --------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.
- --------------------------------------------------------------------------------

               The date of this Prospectus is April 5, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission: its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and its Report by Issuer of Securities Quoted on NASDAQ Interdealer Quotation System on Form 10-C, filed January 10, 1995.

     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to David L. Tripp, Vice-President and Director of Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, (410) 992-6000.

                                   BACKGROUND

     The shares of Series A Preferred Stock offered by this Prospectus were purchased by the Selling Stockholders in a private placement that was effective as of December 31, 1994.

     In connection with the private placement, the Company agreed to file this Form S-3 Registration Statement covering all of the shares that were purchased by the Selling Stockholders, and to act to keep the Registration Statement continuously effective for a period of three years. Under its agreements with the Selling Stockholders, the Company has the right to temporarily suspend effectiveness of the Registration Statement in the event of material corporate developments and other circumstances. Additional information regarding the agreements between the Company and the Selling Stockholders is provided below under "Plan of Distribution."


                                  THE COMPANY

     The Company was incorporated as a business corporation under the laws of the State of Maryland in 1956. The Company's executive offices are located at 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, and its telephone number is (410) 992-6000.

     The Company, through its subsidiaries and affiliates, is engaged in (i) the acquisition, development, ownership and management of income-producing and other real estate in the United States, including retail centers, office buildings, mixed-use projects, community retail centers and two hotels, and the management of one retail center in Canada, and (ii) the development and sale of land in and around Columbia, Maryland to builders and other developers for residential, commercial and industrial uses.

      The ratio of earnings to fixed charges and Preferred stock dividends of the Company for the five years ended December 31, 1994 are as follows:



                                                 Year ended December 31,
                                     ---------------------------------------------------
                                       1994       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------
           Ratio of earnings to
           fixed charges and
           Preferred stock
           dividends (1)                (1)        (1)        (1)        (1)        (1)

- -----

(1) Total fixed charges and Preferred stock dividends exceeded the Company's earnings available for fixed charges and Preferred stock dividends by $8,632,000, $17,723,000, $29,449,000, $10,347,000 and $28,363,000 for the
       years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares and percentage of the Company's Series A Preferred Stock owned beneficially by the Selling Stockholders as of March 28, 1995 and the number of shares of the Company's Series A Preferred Stock offered by the Selling Stockholders hereby. Since the Selling Stockholders may sell all or some of the Series A Preferred Stock offered hereby, no estimate can be made of the aggregate amount of the Company's Series A Preferred Stock that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. Moreover, the number of shares of the Company's Series A Preferred Stock held by the Selling Stockholders may change as a result of sales or purchases by the Selling Stockholders after the date hereof. Except as otherwise noted, none of the Selling Stockholders has had a material relationship within the past three years with the Company and its subsidiaries, other than as a result of the ownership or placement of the Company's Series A Preferred Stock.



                                         Prior to Offering
                                        -----------------------   Shares
                                                   Percent of     Offered
                                         Shares    Outstanding    Hereby
                                        ---------  ------------   -------
Pier 17 Realty Holding Company, Inc.     456,159      10.1%       456,159
Pearl Realty Holding Company, Inc.         8,003        .2%         8,003
Front Realty Holding Company, Inc.        16,006        .4%        16,006

     Effective as of December 31, 1994, the Company and a limited partnership comprised of subsidiaries of the Company entered into agreements modifying a restated permanent loan agreement, dated as of May 16, 1985, governing loans relating to a project owned by such partnership. In the transaction, a number of changes in the arrangements were made, including an exchange of a portion of the indebtedness on the project for a $37.5 million loan, and the exchange of that loan for the 480,168 shares of Series A Preferred Stock that are offered by this Prospectus. Except for the relationships with respect to the financing of such project, the Selling Stockholders are unrelated to the Company or any of its subsidiaries.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell the shares to or through underwriters or dealers and also may sell the shares directly to other purchasers or through agents. The dealers also may act as agents. The dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for which they may act as agent. A purchaser of shares also may receive a commission from purchasers of shares for whom it acts as agent. The purchaser may effect such transactions by selling such shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchaser and/or commissions from purchasers of such shares for which such broker-dealers may act as agent. The purchaser and any broker-dealer that participates with the purchaser in sales of such shares may be deemed to be underwriters, and any commissions received by them and any profit on the sale of such shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Neither the delivery of the Prospectus, or any Prospectus Supplement, nor any other action taken by the Company, the Selling Stockholders or any purchaser in connection with the purchase or sale of shares offered hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act of 1933 in connection with any sales of shares.

     When a particular offering of shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     The sale of the shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale at fixed prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Any NASD member firm participating in a distribution of the shares will not receive compensation in excess of fees which are customary and usual for similar transactions.

     The Selling Stockholders have agreed not to sell any of the shares for a period not exceeding 90 days, if the Company's Chief Executive Officer, Board of Directors or the Executive Committee or other duly constituted Committee of the Board of Directors determines that the distribution of the Series A Preferred Stock will materially adversely interfere with, or be inadvisable in light of a public offering by the Company (for such time, not to exceed twenty (20) business days, during the distribution period as the underwriters in good faith deem advisable) or with a financing, acquisition, corporate reorganization or other material or potentially material corporate transaction of the Company or any subsidiary of the Company.

     The Company has agreed to file the Registration Statement of which this Prospectus is a part with the Commission and to use all reasonable efforts to have it declared effective as soon as practicable after such filing. The Company has agreed to use all reasonable efforts to keep the Registration Statement of which this Prospectus is a part continuously effective until three years after the Registration Statement is declared effective or for such shorter period as will terminate when all the shares have been sold hereunder.

     The Company has agreed with the Selling Stockholders that it will pay the expenses incident to the offering and sale of the shares to the public, other than discounts, commissions and fees and disbursements of dealers or agents (except for fees and disbursements customarily paid by issuers of securities under similar circumstances relating to compliance with applicable state securities or "Blue Sky" laws and reasonable attorneys' fees of the Selling Stockholders (up to $7,500)). In addition, the Selling Stockholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

              DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

     The summary of certain terms and provisions of the Series A Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Charter, as amended and restated (the "Charter"), Bylaws, as amended, and the Articles Supplementary setting forth the particular terms of the Series A Preferred Stock (the "Articles Supplementary"), copies of which are filed as exhibits to the Registration Statement.

     The Charter authorizes the issuance of 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series, without stockholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as shall be established by the Board of Directors. Thus, without stockholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock.


General

     The Board of Directors has classified and authorized the issuance of an aggregate of 4,505,168 shares of the Series A Preferred Stock as part of the 50,000,000 shares of the Company's authorized Preferred Stock.

     The Series A Preferred Stock is validly issued, fully paid and nonassessable. The holders of the Series A Preferred Stock have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Stock. Unless converted or redeemed by the Company, the Series A Preferred Stock has a perpetual term, with no maturity. The Series A Preferred Stock is quoted on the NASDAQ National Market System under the symbol "ROUSP." The shares of Common Stock issuable upon conversion or redemption of the Series A Preferred Stock are quoted on the NASDAQ National Market System.


Ranking

     The Series A Preferred Stock ranks senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

     While any shares of Series A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock and all other shares of Voting Preferred Shares (defined below), voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Stock") without the consent of any holder of Series A Preferred Stock. See "Voting Rights" below.

Dividends

     Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of 6.50% per share on the liquidation preference thereof or $3.25 per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable quarterly on the first calendar day of January, April, July and October of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Each such dividend is payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof as shall be fixed by the Board of Directors of the Company. Dividends have accrued from the date of the original issuance of the Series A Preferred Stock. Dividends are cumulative from the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred Stock will not bear interest. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

     Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior dividend periods. If accrued dividends on the Series A Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary), unless (A) all cumulative dividends with respect to the Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock. The foregoing limitations do not restrict the Company's ability to take the foregoing actions with respect to any Parity Stock.

     As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common Stock, and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series A Preferred Stock.


Redemption

     Shares of Series A Preferred Stock are not redeemable by the Company prior to March 1, 1996, and at no time will the Series A Preferred Stock be redeemable for cash. On and after March 1, 1996, the shares of Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed divided by the Conversion Price (as defined below under "Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 2.3529 shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on NASDAQ exceeds $25.50, subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met, but in no event prior to March 1, 1996.

     Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock not more than four business days after the Company issues the press release.
The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company issues the press release announcing its intention to redeem the Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company.

     On the redemption date, the Company must pay on each share of Series A Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of the Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment record date. In the case of any redemption of the Series A Preferred Stock prior to the record date for the April 1, 1996 dividend payment date, the holders of the Series A Preferred Stock to be redeemed will be entitled to accrued and unpaid dividends until March 1, 1996, but not thereafter. Except as provided for in the preceding sentences, no payment or allowance will be made for accrued dividends on any shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

     In the event that full cumulative dividends on the Series A Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, the Series A Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

     On and after the date fixed for redemption, provided that the Company has made available at the office of the Registrar and Transfer Agent a sufficient number of shares of Common Stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related dividend payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Series A Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock or cash) will be, without any further action, deemed a holder of the number of shares of Common Stock for which such Series A Preferred Stock is redeemable.

     Fractional shares of Common Stock are not to be issued upon redemption of the Series A Preferred Stock, but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the redemption date.


Liquidation Preference

     The holders of shares of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $50.00 per share of Series A Preferred Stock plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

     Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of shares of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock have no voting rights.

     If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any other Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company will be increased by two and the holders of shares of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional directors to serve on the Company's Board of Directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the current quarterly period on the Series A Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment.

     The approval of two-thirds of the outstanding shares of Series A Preferred Stock and all other series of Voting Preferred Shares, acting as a single class regardless of series either at a meeting of shareholders or by written consent, is required in order to amend the Charter and Articles Supplementary to affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Stock or the Voting Preferred Shares or to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity and Junior Stock, increase the authorized number of shares of Parity and Junior Stock and issue additional series of Parity and Junior Stock without the consent of any holder of Series A Preferred Stock.

     Except as required by law, the holders of Series A Preferred Stock are not entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company. See "Conversion Price Adjustments" below.

Conversion Rights

     Shares of Series A Preferred Stock are convertible, in whole or in part, at any time, at the option of the holders thereof, into shares of Common Stock at a conversion price of $21.25 per share of Common Stock (equivalent to a conversion rate of 2.3529 shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment as described below ("Conversion Price"). The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on a redemption date. For information as to notices of redemption, see "Redemption" above.

     Conversion of shares of Series A Preferred Stock, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose. Currently such office is the principal corporate trust office of The First National Bank of Maryland, Baltimore, Maryland.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date are entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series A Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     Fractional shares of Common Stock are not to be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the conversion date.

Conversion Price Adjustments

     The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) payable in Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of equity, including revaluation equity, applicable to Common Stock). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In case the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of Common Stock or sale of all or substantially all of the Company's assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.


Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

     The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Series A Preferred Stock is The First National Bank of Maryland, Baltimore, Maryland.

                                 DESCRIPTION OF COMMON STOCK

     The summary of certain terms and provisions of the Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the Company's Charter and By-Laws, as amended, copies of which are filed as exhibits to the Registration Statement.

     The Company has 250 million shares of Common Stock authorized and, as of March 27, 1995, 47,797,608 shares of Common Stock were issued. All outstanding shares of Common Stock are fully paid and non-assessable.

     The Company has outstanding 500,000 warrants to purchase Common Stock (the "Warrants"). Each Warrant allows the holder thereof to purchase one share of Common Stock at an exercise price of $18.00 per share of Common Stock, subject to adjustment in certain circumstances. The Warrants expire on September 23, 1997.

     The Company also has outstanding $130,000,000 aggregate principal amount of 5-3/4% Convertible Subordinated Debentures due 2002. The Convertible Subordinated Debentures are convertible into Common Stock at a conversion price equal to $28.625 principal amount of each debenture for each share of Common Stock (subject to adjustment in certain circumstances).


Dividend Rights

     The holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors, after payment of, or provision for, full cumulative dividends for outstanding Preferred Stock.


Voting Rights

     Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting for directors is not permitted. Holders of Common Stock and Preferred Stock, when outstanding and when entitled to vote, vote as a class, except with respect to matters that relate only to the rights, terms or conditions of the Preferred Stock, that affect only the holders of the Preferred Stock, or that relate to the rights of the holders of the Preferred Stock if the Company fails to fulfill any of its obligations regarding the Preferred Stock.

Liquidation Rights

     Upon any dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all of the Company's assets and funds remaining after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of Preferred Stock, including the Series A Preferred Stock.


Preemptive Rights

     Holders of Common Stock have no preemptive right to purchase or subscribe for any shares of capital stock of the Company.


Special Statutory Requirements for Certain Transactions

     Business Combination Statute. The Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger or other specified transactions between a company and an interested stockholder and requires a super-majority vote for such transactions after the end of such five-year period.

     "Interested stockholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. A business combination with an interested stockholder which is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the five-year moratorium or special voting requirements. An amendment to a Maryland corporation charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. The Company has not adopted any such amendment to its Restated Articles of Incorporation, and this statute is applicable to the Company.

     Control Share Acquisition Statute. The Maryland General Corporation law imposes limitations on the voting rights of shares acquired in a "control share acquisition," but the Company has elected not to be subject to such provisions. The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or bylaws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which result in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. The Company has elected through a bylaw provision not to be subject to the control share statute.

     Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is The First National Bank of Maryland, Baltimore, Maryland.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain federal income tax consequences to holders of the Series A Preferred Stock. This summary does not purport to discuss all of the federal income tax consequences that may be applicable to particular categories of investors (such as broker-dealers, foreign persons, non-resident alien individuals, insurance companies, tax exempt organizations, persons subject to the alternative minimum tax, and financial institutions) and does not discuss foreign, state or local tax consequences. This summary is based upon the

Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder ("Regulations"), court decisions and administrative rulings and practice, all as in effect on the date of this Prospectus. Future legislative, judicial or administrative changes, which might or might not have retroactive application, could modify significantly the statements and conclusions expressed in this summary. The Company will not request any rulings from the Internal Revenue Service regarding the tax consequences of an investment in shares of the Series A Preferred Stock. Each potential investor is advised to consult its own tax advisor concerning the federal, state, local and foreign tax consequences of an investment in shares of the Series A Preferred Stock.

     The following discussion is based on the assumption that shares of the Series A Preferred Stock are held as capital assets within the meaning of
Section 1221 of the Code.


Distributions on Series A Preferred Stock

     Distributions paid on the Series A Preferred Stock will be treated as dividends taxable as ordinary income to the holders to the extent of the Company's current or accumulated earnings and profits as determined under federal income tax principles. The Company does not at present have any current or accumulated earnings and profits for federal income tax purposes. There can be no assurance that in any taxable year the Company will have current or accumulated earnings and profits such that distributions with respect to the Series A Preferred Stock will qualify in whole or in part as dividends for federal income tax purposes. To the extent that the amount of distributions paid on the Series A Preferred Stock exceeds the Company's current or accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Series A Preferred Stock in the hands of each holder (but not below zero). The amount of any such distribution which exceeds the adjusted tax basis of the Series A Preferred Stock in the hands of the holder will be treated as capital gain and will be long-term capital gain if the holder's holding period for the Series A Preferred Stock exceeds one year. Under current law, long-term capital gains of noncorporate taxpayers are generally taxed at rates more favorable than those applicable to other types of income. There are currently pending before the U.S. Congress certain legislative proposals that would affect the manner in which capital gains are taxed; whether any such proposals will be enacted into law and, if so, in what form they will be enacted, is currently unknown. Under Section 243 of the Code, corporate stockholders generally will be able, subject to certain exceptions and restrictions, to deduct 70% of the amount of any distribution qualifying as a dividend.

Redemption or Conversion of Series A Preferred Stock for or into Common Stock

     The discussion in this paragraph assumes that shares of the Series A Preferred Stock will not be redeemed or converted at a time when there are dividends in arrears. Generally, no gain or loss will be recognized for federal income tax purposes on redemption or conversion of the Series A Preferred Stock into or for shares of Common Stock (except that cash paid in lieu of fractional shares of Common Stock will be taxed as though such cash had been received in redemption of such fractional share interest). The tax basis of the shares of Common Stock received upon redemption or conversion will be equal to the adjusted tax basis of the Series A Preferred Stock redeemed or converted, less any amount of basis allocable to the fractional shares, and the holding period of such shares of Common Stock will include the holding period of the Series A Preferred Stock redeemed or converted.

Adjustment of Conversion Price

     Certain adjustments to the conversion price of the Series A Preferred Stock may, under certain circumstances, be treated as constructive distributions that are taxable to holders of the Series A Preferred Stock at the time of adjustment under Sections 301 and 305 of the Code.


Backup Withholding

     Under Section 3406 of the Code and applicable Regulations, a noncorporate holder of the Series A Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends accrued with respect to, or the proceeds of a sale, exchange or redemption of, the Series A Preferred Stock or Common Stock, as the case may be. The payor will be required to deduct and withhold the prescribed amount with respect to all such reportable payments if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor; or (ii) the Secretary of the Treasury notifies the payor that the TIN furnished by the payee is incorrect.
In addition, the payor will also be required to deduct and withhold the prescribed amount with respect to dividend payments if (iii) there has been a "notified payee underreporting," as described in Section 3406(c) of the Code; or
(iv) there has been a failure of the payee to certify to the payor under the penalty of perjury that such payee is not subject to withholding, as described in Section 3406(d) of the Code. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE SERIES A PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS.

                                 LEGAL OPINION

     The validity of the Series A Preferred Stock and of the shares of Common Stock into which it is convertible to which this Prospectus relates is being passed upon for the Company by Richard G. McCauley, Esq., Senior Vice-President, General Counsel and Secretary of the

Company. As of December 31, 1994, Mr. McCauley was the direct owner of 105,037 shares of the Company's Common Stock (excluding shares of the Company's Common Stock held in his account under the Company's 401(k) Savings Plan), certain family members owned 21,295 shares (as to which shares he disclaims beneficial ownership) and he held options to purchase 112,500 shares, of which options to purchase 39,500 shares were presently exercisable.


                                    EXPERTS

     The audited consolidated financial statements and schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance upon (1) the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and the authority of that firm as experts in accounting and auditing, and (2) with respect to the current value basis financial statements, the report of Landauer Associates, Inc., real estate counselors and consultants, incorporated by reference herein, and upon the authority of that firm as experts in real estate consultation. The report of KPMG Peat Marwick LLP covering the December 31, 1991 financial statements refers to a change in the Company's method of accounting for income taxes.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus or any Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus or any Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus or any Prospectus Supplement speaks as of the date of this Prospectus or any Prospectus Supplement. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.


                           -------------------------


                               TABLE OF CONTENTS

                                                             Page
Available Information.....................................
Incorporation of Certain
  Documents by Reference..................................
Background................................................
The Company...............................................
Use of Proceeds...........................................
Selling Stockholders......................................
Plan of Distribution......................................
Description of Series A Convertible
  Preferred Stock.........................................
Description of Common Stock...............................
Certain Federal Income
  Tax Considerations......................................
Legal Opinion.............................................
Experts...................................................

================================================================================


================================================================================


                                480,168 Shares

                               THE ROUSE COMPANY

                             Series A Convertible
                                Preferred Stock




                                --------------
                                  PROSPECTUS
                                --------------





                                 April 5, 1995

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the Company's expenses in connection with the offering described in this Registration Statement. Except for the registration fee, the amounts listed below are estimates.

          Registration Fee - Securities and Exchange Commission    $ 8,155
          Legal fees and disbursements                              15,000
          Accounting fees and disbursements                          7,000
          Blue Sky fees and expenses (including legal fees)          2,000
          Miscellaneous                                              5,000
                                                                   -------

                    Total                                          $37,155

All of the foregoing expenses will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

     Article XIII of the Bylaws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by the Company and appointed by either the Board of Directors or the Chief Executive Officer.
A copy of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland is included as an Exhibit to this Registration Statement.

     The Company maintains directors and officers insurance on behalf of its directors, officers and certain other persons against any liability asserted against them in any such capacity. The Series A Convertible Preferred Stock Exchange Agreement contained in Exhibit 99.2 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, in certain instances by each Selling Stockholder participating in the offering of Series A Preferred Stock.

Item 16.  Exhibits.

     The following exhibits are filed as part of this Registration Statement (including by incorporation by reference):

          4.1 Amended and Restated Articles of Incorporation of The Rouse Company, dated May 27, 1988 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1988).

          4.2 Articles of Amendment to the Amended and Restated Articles of Incorporation of The Rouse Company, effective January 10, 1991 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1990).

          4.3 Articles Supplementary to the Charter of The Rouse Company dated February 17, 1993 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1992).

          4.4 Articles Supplementary to the Charter of The Rouse Company, dated September 26, 1994.*

          4.5 Articles Supplementary to the Charter of The Rouse Company, dated December 27, 1994.*

          4.6 Bylaws of The Rouse Company, as amended September 22, 1994 (which are incorporated by reference from the Exhibits to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1994).

          5.1    Opinion and Consent of Richard G. McCauley, Esq.


          12.1 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

          23.1   Consent of KPMG Peat Marwick LLP.

          23.2   Consent of Landauer Associates, Inc.

          23.3 Consent of Richard G. McCauley, Esq. (included in Exhibit 5.1 above).

          24.1 Power of Attorney, dated March 16, 1993 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-57347)).

          24.2 Power of Attorney, dated September 24, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

          24.3 Power of Attorney, dated December 3, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

          99.1 Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-56646)).

          99.2 Series A Convertible Preferred Stock Exchange Agreement, dated as of December 31, 1994, by and among the Company and the Selling Stockholders.*


          99.3 Retirement Agreement, dated November 30, 1994, between the Company and Mathias J. DeVito, then Chairman of the Board and Chief Executive Officer of the Company.*


*Previously filed.

Item 17.  Undertakings.

     Undertakings to Update Annually. The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Incorporation of Subsequent Exchange Act Documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in
Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard and the State of Maryland, on the 5th day of April, 1995.

                              THE ROUSE COMPANY


                              By:   /s/  Anthony W. Deering
                                 ------------------------------
                                 Anthony W. Deering
                                 President,
                                 Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:


  /s/  Anthony W. Deering          President,                  April 5, 1995
- ------------------------------     Chief Executive Officer
Anthony W. Deering                 and Director



Principal Financial Officer:


  /s/  Jeffrey H. Donahue          Senior Vice-President       April 5, 1995
- ------------------------------     and Chief Financial Officer
Jeffrey H. Donahue


Principal Accounting Officer:


  /s/  George L. Yungmann          Senior Vice-President       April 5, 1995
- ------------------------------     and Controller
George L. Yungmann

                             The Board of Directors


David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias
J. DeVito, Juanita T. James, Thomas J. McHugh, Hanne M. Merriman, Roger W. Schipke and Alexander B. Trowbridge.


By:  /s/ Mathias J. DeVito          For himself and as         April 5, 1995
   -----------------------------    Attorney-in-Fact
   Mathias J. DeVito                for the above-named
                                    members of the Board
                                    of Directors.

                                 Exhibit Index



        4.1 Amended and Restated Articles of Incorporation of The Rouse Company, dated May 27, 1988 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1988).

        4.2 Articles of Amendment to the Amended and Restated Articles of Incorporation of The Rouse Company, effective January 10, 1991 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1990).

        4.3 Articles Supplementary to the Charter of The Rouse Company dated February 17, 1993 (which are incorporated by reference from the Exhibits to the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1992).

        4.4 Articles Supplementary to the Charter of The Rouse Company, dated September 26, 1994.*

        4.5 Articles Supplementary to the Charter of The Rouse Company, dated December 27, 1994.*

        4.6 Bylaws of The Rouse Company, as amended September 22, 1994 (which are incorporated by reference from the Exhibits to the Company's Form 10-Q Quarterly Report for the quarter ended September 30, 1994).

        5.1     Opinion and Consent of Richard G. McCauley, Esq.


        12.1 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

        23.1    Consent of KPMG Peat Marwick LLP.

        23.2    Consent of Landauer Associates, Inc.

        23.3 Consent of Richard G. McCauley, Esq. (included in Exhibit 5.1 above).

        24.1 Power of Attorney, dated March 16, 1993 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-57347)).

        24.2 Power of Attorney, dated September 24, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

        24.3 Power of Attorney, dated December 3, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

        99.1 Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-56646)).

        99.2 Series A Convertible Preferred Stock Exchange Agreement, dated as of December 31, 1994, by and among the Company and the Selling Stockholders.*


        99.3 Retirement Agreement, dated November 30, 1994, between the Company and Mathias J. DeVito, then Chairman of the Board and Chief Executive Officer of the Company.*


*Previously filed.

                                      -1-